EXHIBIT 10.81

NAVISTAR INTERNATIONAL CORPORATION

PREMIUM SHARE UNIT

DEFERRAL ELECTION FORM

Name of Grantee (Last, First, Middle Initial)	Social Security Number

By completing this Deferral Election Form, I hereby elect to defer my receipt of Navistar International Corporation (the “Company”) Common Stock, $.10 par value per share (the “Common Stock”) relating to my award of Premium Share Units (the “PSUs”) that is otherwise generally scheduled to be delivered to me within 10 days after my termination of employment. I acknowledge that this deferral election is both subject to and made in accordance with the terms and conditions specified in my Premium Share Unit Award Agreement (the “Agreement”) and the 2004 Performance Incentive Plan, as may be amended from time to time (the “Plan”).

1.	Deferral Deadlines. To defer the delivery of the Common Stock relating to the PSUs to any day after termination of employment, this Deferral Election Form must be properly completed and submitted to the Office of the Secretary (Howard Kuppler) on or before December 31, 200 [the year in which the premium shares are granted]. Except as permitted under federal tax rules, your deferral election is irrevocable after December 31, 200 [the year in which the premium shares are granted]. Any request made by you after December 31, 200 [the year in which the premium shares are granted] to change the timing of the delivery of the Common Stock relating to the PSUs will be permitted only to the extent such request complies with the requirements under the federal tax rules.

2.	Number of Deferred Shares. I hereby elect to defer delivery of (please specify number of whole shares) shares of Common Stock relating to the PSUs that are otherwise generally scheduled to be delivered to me within 10 days after my termination of employment. (the “Deferred Shares”).

3.	Deferred Delivery Date(s). Subject to paragraph 5 of this Deferral Election Form, I hereby elect to defer delivery of the Deferred Shares until:

☐	Years after my termination of employment with the Company and its affiliates (please specify whole number of years from 1 through 10). If checked, all of the Deferred Shares will be delivered to you in the specified year after your termination of employment.

4.	Manner and Timing of Delivery of Deferred Shares. Deferred Shares will be settled in Common Stock. Subject to the terms of your Agreement, the Plan, and the other provisions of this Deferral Election Form, the Deferred Shares will be delivered to you in such amount(s) and on such date(s) specified in paragraph 3 above.

5.	Early Delivery of Deferred Shares Upon Death. Notwithstanding your requested deferred delivery date specified in paragraph 3 above, in the event of your death before such deferred delivery date, the Common Stock relating to the PSUs will be delivered to you on the date of your death.

6.	IRS-Required Notice Regarding Tax Advice. Under IRS standards of professional practice, certain tax advice that may be used to support the promotion or marketing of transactions or arrangements must meet requirements as to form and substance. To assure compliance with these standards, you are hereby informed that (a) this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties, (b) you should seek advice based on your particular circumstances from an independent tax adviser.

By executing this Deferral Election Form, I hereby acknowledge my understanding of and agreement with the terms and conditions set forth above.

Signature of Grantee	Date

ACKNOWLEDGED AND ACCEPTED BY THE COMPANY:

Corporate Secretary	Date
Navistar International Corporation

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